UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 22, 2022
nCino, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-41211	87-4154342
(State or other jurisdiction of	(Commission file number)	(IRS Employer
incorporation)		Identification No.)
6770 Parker Farm Drive
Wilmington, North Carolina 28405
(Address of Principal Executive Offices, Including Zip Code)

Registrant’s Telephone Number, Including Area Code: (888) 676-2466

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0005 per share	NCNO	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On November 22, 2022, the Board of Directors (“Board”) of nCino, Inc., a Delaware corporation (the “Company”) increased the size of the Board from seven to eight members and appointed William (Bill) Spruill to serve as a director. The Board determined that Mr. Spruill is independent under the rules of The Nasdaq Stock Market. Mr. Spruill will serve as a member of the Board’s Audit Committee. Mr. Spruill will be compensated in accordance with the Company’s director compensation program as set forth in the Company’s Proxy Statement filed on May 11, 2022, with annual compensation prorated for the portion of the year remaining.
There are no arrangements or understandings between Mr. Spruill and any other person pursuant to which Mr. Spruill was elected to serve as a director, nor are there any related party transactions requiring disclosure pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
A press release announcing Mr. Spruill’s appointment to the Board is furnished as Exhibit 99.1 to this Current Report on Form 8-K.
Item 5.03    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year
On November 22, 2022, the Board amended and restated the Company’s bylaws (the “Amended and Restated Bylaws”). The Amended and Restated Bylaws amends, among other things:
(1)Section 1.7(b) to change the voting standard for uncontested director elections from a plurality voting standard to a majority voting standard, such that director nominees in uncontested elections shall be elected by the affirmative vote of the majority of votes cast. The plurality vote standard was retained for contested director elections. The Board considered and approved the Amended and Restated Bylaws in response to a majority stockholder vote in favor of a non-binding stockholder proposal at the 2022 Annual Meeting of Stockholders requesting the Company implement a majority voting standard in uncontested director elections. Section 1.7(b) of the Company’s Amended and Restated Bylaws was replaced in its entirety as follows:
Election of Directors. If, as of the record date for a meeting of stockholders for which directors are to be elected, the number of nominees for election of directors equals the number of directors to be elected (an “Uncontested Election”), each director shall be elected by the vote of the majority of the votes cast with respect to that director’s election at such meeting of stockholders, provided a quorum is present. For the purpose of an Uncontested Election, a majority of votes cast means that the number of votes “for” a director’s election must exceed fifty percent (50%) of the votes cast with respect to that director’s election. Votes “against” a director’s election will count as votes cast, but “abstentions” and “broker non-votes” will not count as votes cast with respect to that director’s election. If, as of the record date for a meeting of stockholders for which directors are to be elected, the number of nominees for election of directors exceeds the number of directors to be elected, the nominees receiving a plurality of the votes cast by holders of shares entitled to vote in the election at a meeting at which a quorum is present shall be elected.
(2)Section 1.5 to modify the provision relating to adjournment procedures and Section 1.12 to modify the provision relating to the availability of lists of stockholders entitled to vote at stockholder meetings, in each case, to reflect recent amendments to the Delaware General Corporation Law; and
(3)Section 1.17 to update procedural mechanics and disclosure requirements relating to director nominations made by stockholders by requiring:
•an additional written representation as to whether the stockholder intends or is part of a group that intends to solicit proxies in support of director nominees in accordance with Rule 14a-19 under the Exchange Act; and

•that any stockholder submitting a director nomination provide the Company with reasonable documentary evidence five business days prior to the applicable meeting date that the representations with respect to Rule 14a-19 under the Exchange Act required to be set forth in such stockholder’s nomination notice have been complied with.
The foregoing summary does not purport to be a complete description of the Amended and Restated Bylaws and is qualified in its entirety by reference to the Amended and Restated Bylaws, a copy of which is filed herewith as Exhibit 3.1 to this Current Report on Form 8-K and is incorporated by reference in this Item 5.03.
Item 9.01    Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
3.1	Amended and Restated Bylaws of nCino, Inc.
99.1	Press release of nCino, Inc. dated November 29, 2022 (furnished and not filed).
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

nCino, Inc.
Date: November 29, 2022	By:	/s/ April Rieger
April Rieger
Executive Vice President, General Counsel and Secretary